Filed pursuant to Rule 424(b)(3)

 Registration No. 333-201334

PROSPECTUS SUPPLEMENT NO. 3

(to prospectus dated January 28, 2015)

Aethlon Medical, Inc.

24,750,000 Shares of Common Stock

This prospectus supplement relates to the prospectus dated January 28, 2015 relating to the following common stock that may be sold from time to time by the selling stockholders identified in the prospectus:

•	11,000,000 shares of common stock; and
•	13,750,000 shares of common stock underlying common stock purchase warrants at an exercise price of $0.30 per share.

All of the common stock covered by the prospectus is being sold by the selling stockholders for their own account. We will not receive any proceeds from the sale of these shares other than proceeds, if any, from the exercise of warrants to purchase shares of our common stock. If all of the warrants are exercised for cash, we will receive a total of $4,125,000 in gross proceeds, which we expect to use for general corporate purposes. We cannot assure you that any warrants will be exercised for cash. The selling stockholders may offer and sell the shares covered by the prospectus at prevailing prices quoted on the OTCQB Marketplace or at privately negotiated prices. The selling stockholders may sell the shares directly or through underwriters, brokers or dealers. The selling stockholders will bear any applicable sales commissions, transfer taxes and similar expenses. We will pay all other expenses incident to the registration of the shares. See “Plan of Distribution” on page 28 of the prospectus for more information on this topic. The selling stockholders originally purchased the common stock and warrants from us on December 2, 2014, for an aggregate price of $3,300,000. The prospectus covers the sale of those securities by the selling stockholders.

We are filing this prospectus supplement to supplement and amend the information previously included in the prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2015. Accordingly, we have attached our Current Report on Form 8-K to this prospectus supplement. You should read this prospectus supplement together with the prospectus and the prospectus supplements filed on February 10, 2015 and March 16, 2015, which are to be delivered with this prospectus supplement.

Our common stock is quoted on the OTCQB Marketplace under the symbol “AEMD.” On April 6, 2015, the last quoted sale price of our common stock as reported on the OTCQB Marketplace was $0.24 per share.

Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of the prospectus beginning at page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS OR ANY OTHER PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 7, 2015.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2015

AETHLON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-21846 (Commission File Number)	13-3632859 (IRS Employer Identification Number)

9635 Granite Ridge Drive, Suite 100 San Diego, California (Address of principal executive offices)	92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 459-7800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING STATEMENTS

This Form 8-K and other reports filed by us from time to time with the Securities and Exchange Commission contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. When used in such filings, the words "anticipate,” "believe," "estimate," "expect," "future," "intend," "plan" or the negative of these terms and similar expressions as they relate to us or our management identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to our industry, our operations and results of operations and any businesses that we may acquire. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On April 1, 2015, Aethlon Medical, Inc. (“we”) filed a Certificate of Change with the Secretary of State of the State of Nevada for the purpose of effecting a 1-for-50 reverse stock split of both our authorized and our issued and outstanding common stock. Accordingly, both the issued and outstanding and authorized common stock will be changed in ratio. On April 7, 2015, we filed a further Certificate of Correction with the Secretary of State of the State of Nevada to provide that the reverse stock split will become effective under Nevada law on April 10, 2015. On the effective date, our total authorized shares of common stock will be reduced from 500,000,000 shares to 10,000,000 shares, and each 50 shares of our issued and outstanding common stock held by our stockholders will be combined into one share of our common stock. We will not issue any fractional shares as a result of the reverse stock split. If the reverse stock split would result in the issuance of a fractional share to any stockholder, we will issue one whole share to such stockholder in lieu of the fractional share. The reverse stock split was approved by our Board of Directors. Pursuant to Nevada law, the approval of the stockholders is not required to effect this reverse stock split. Following the effectiveness of the reverse stock split, stockholders who have existing stock certificates will receive written instructions by mail from our transfer agent to exchange their shares of common stock. Stockholders who hold their shares in brokerage accounts or "street name" are not required to take any action to effect the exchange of their shares of common stock.

We have submitted our initial listing application with the Nasdaq Stock Market to have our common stock approved for listing on the Nasdaq Capital Market. Our Board of Directors approved the reverse stock split in part to support the Nasdaq Capital Market listing application. At present, we do not meet all of the initial listing requirements of the Nasdaq Capital Market, and we can make no assurance that the listing will be approved. See our disclosures under Item 8.01 of this Current Report.

The foregoing description of the Certificate of Change and the Certificate of Correction does not purport to be complete and is qualified in its entirety by the documents filed as Exhibits 3.1 and 3.2 hereto, respectively.

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ITEM 8.01 OTHER EVENTS

On April 6, 2015, we submitted our initial listing application with the Nasdaq Stock Market to have our common stock approved for listing on the Nasdaq Capital Market. At present, we do not meet all of the initial listing standards for the Nasdaq Capital Market, and we cannot assure you that our application for listing will be approved, or that if approved, we will be able to maintain the listing requirements. Unless and until our application is approved, our common stock will continue to trade on the OTCQB under the symbol “AEMD.”

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d) EXHIBITS

EXHIBIT NO.	DESCRIPTION

3.1	Certificate of Change filed April 1, 2015
3.2	Certificate of Correction filed April 7, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETHLON MEDICAL, INC.

By: /s/ James B. Frakes
James B. Frakes
Dated: April 7, 2015	Chief Financial Officer

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Exhibit 3.1

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

Aethlon Medical, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

500,000,000 shares of common stock, par value $0.001.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

10,000,000 shares of common stock, par value $0.001.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

6,570,574 shares of common stock, par value $0.001.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares will be issued. If the reverse stock split would result in the issuance of any fractional shares, the corporation will issue one whole share in lieu of the fractional share on a holder-by-holder basis.

7. Effective date and time of filing:             Date: 04/08/2015                   Time: _____________

8. Signature

/s/ James A. Joyce                               Chief Executive Officer

Signature of Officer                                       Title

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Exhibit 3.2

Certificate of Correction

1. The name of the entity for which correction is being made:

Aethlon Medical, Inc.

2. Description of the original document for which correction is being made:

Certificate of Change Pursuant to NRS 78.209 filed for a reverse stock split of corporation’s outstanding and issued common stock.

3. Filing date of the original document for which correction is being made: 04/01/2015

4. Description of the inaccuracy or defect:

Article 5 of the Certificate of Change filed April 1, 2015 incorrectly stated the shares to be issued after the reverse stock split as an aggregate number of shares rather than on a per share basis.

Additionally, the effective date for the Certificate of Change filed April 1, 2015 was April 8, 2015 and the corporation wants the effective date to be April 10, 2015.

5. Correction of the inaccuracy or defect:

Section 5 to the Certificate of Change filed on April 1, 2015 is hereby changed to “After the change 1/50th share of the company’s common stock, par value $0.001, will be issued for each issued share of common stock.”

Section 7 (Effective Date) to the Certificate of Change filed April 1, 2015 is hereby changed to: April 10, 2015.

6. Signature:

/s/ James B. Frakes                  Chief Financial Officer                    4-7-15

Authorized Signature               Title                                                  Date

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